Exhibit 99.1

Diametrics Acquires Vanguard Synfuels, L.L.C.

Company to Focus on Biodiesel Plant Development

Los Angeles, September 21, 2006 — Diametrics Medical, Inc. (OTC:DMMC.OB) today announced that it has acquired Vanguard Synfuels, L.L.C., which owns and operates a 12-million gallon per year biodiesel production facility in Pollock, Louisiana.

Diametrics acquired Vanguard for $17.7 million in cash and 4,300 shares of its Series K Convertible Preferred Stock that will be convertible into approximately 20% of the Company’s equity (excluding warrants and stock options). In connection with the acquisition, Diametrics is also repaying $0.8 million of Vanguard’s shareholder loans, and providing a corporate guaranty for Vanguard’s $3.5 million of outstanding debt.

To finance the acquisition, Diametrics completed a $28.5 million private placement of its Series J Convertible Preferred Stock. The Series J Convertible Preferred Stock will be convertible into common stock at a conversion price of $0.76 per common share. M.A.G. Capital, LLC, a Los Angeles-based private investment firm, was the lead investor in the Series J financing, which included other institutions and accredited investors.

“Yesterday’s acquisition marks the first step in our long-term strategy to build and acquire biodiesel production facilities,” said Diametrics Chief Executive Officer, Bruce Comer. “We are excited about the prospects of biodiesel playing a larger role in the overall diesel market. In 2005, biodiesel represented only 75 million gallons of the 60 billion gallon United States diesel market,” said Comer.

Mr. Comer cited a favorable regulatory environment for biodiesel that currently includes federal and state tax incentives and state usage mandates (including Louisiana, Minnesota, Washington and Illinois), as well as certain environmental benefits from the use of biodiesel when compared with petrodiesel.

“Our goal is to become a significant force in this rapidly growing market for biodiesel, where we can help reduce our nation’s reliance on foreign oil imports while creating long-term value for our shareholders,” Comer said.

Vanguard’s Chief Executive Officer, Darrell Dubroc, will become President and Chief Operating Officer and a Director of Diametrics. A long-time energy industry executive, Dubroc is among the pioneers of the biodiesel industry in the United States and a voting board member of the National Biodiesel Board.

“We started production of biodiesel in April 2006 and our facility is capable of producing up to 12 million gallons per year,” said Dubroc. “We plan to expand the Pollock facility’s annual capacity to 20 million gallons.” Dubroc noted, “our company’s focus is exclusively on biodiesel fuel made from renewable, agricultural-based feedstocks, primarily soybean oil, but potentially from other vegetables oils and animal fats.”

Transaction Financing and Recapitalization

Diametrics will be making an 8-K filing with the U.S. Securities and Exchange Commission within four business days that will fully describe the Vanguard acquisition, the financing of the transaction and related matters.

Diametrics used $18.5 million of the $28.5 million proceeds from the Series J private placement to purchase 80% of Vanguard’s equity and to repay existing shareholder loans, and used an additional $1.6 million of the proceeds to pay fees and expenses in connection with the transaction. Diametrics expects to use the remaining proceeds for working capital and general corporate purposes, including the planned capacity expansion of the Pollock facility.

As part of this transaction, Diametrics is making significant changes to its capitalization. The holders of its $750,000 Senior Secured Convertible Notes converted the notes into approximately 1.6 million common shares. Ocean Park Advisors, LLC, of which Mr. Comer and Mr. Heng Chuk are the principals, converted its Diametrics’ Series I Convertible Preferred Stock into approximately 1.4 million common shares. In exchange for waiving certain anti-dilution provisions of its Series I Convertible Preferred Stock, the Company issued warrants to Ocean Park Advisors to purchase approximately 4.8 million common shares at $0.76 per share. In connection with the closing of the transaction, certain funds managed by M.A.G. Capital, LLC acquired 81,000 common shares of the company upon the cashless exercise of warrants for 417,000 shares.

Diametrics plans to submit a proposal for approval by its shareholders providing for the re-incorporation of the Company in Delaware, and an increase in authorized capital stock. Upon shareholder approval, the $28.5 million of newly-issued Series J Convertible Preferred Stock will be convertible into approximately 37.6 million shares of common stock (a conversion price of $0.76 per common share). The Series J Convertible Preferred Stock has an 8% preferred dividend, payable in cash or stock at the option of Diametrics. To acquire the 20% of Vanguard held by its executives, Diametrics issued Series K Convertible Preferred Stock that upon the increase in the authorized capital stock will be automatically converted into approximately 11.1 million shares of common stock.

In connection with the assignment to Diametrics of certain rights to acquire Vanguard, Diametrics issued to M.A.G. Capital warrants to purchase 6.5 million shares of common stock, half of which are exercisable at $1.1381 per share, and the other half of which are exercisable at $1.3278 per share. As part of a professional services agreement, which contemplates Mr. Comer and Mr. Chuk continuing as CEO and CFO, respectively, Diametrics issued stock options to Ocean Park Advisors to purchase approximately 2.1 million shares at $0.76 per share.

Diametrics currently has approximately 3.5 million shares of common stock outstanding, and after giving effect to the acquisition of Vanguard, related financing transactions and the increase in authorized capital stock, the Company will have approximately 70 million shares of common stock on a fully-diluted, fully-converted basis, assuming the cash exercise of all outstanding options and warrants.

About Diametrics

Prior to the acquisition of Vanguard, Diametrics had limited assets and liabilities and no operations, and was treated as a “shell company” by the Securities and Exchange Commission. It had previously been a maker of medical devices. Its business activities were discontinued by the second quarter of 2005, and substantially all remaining assets were sold.

The company plans to submit a shareholder proposal to reincorporate in the State of Delaware. In connection with such reincorporation, Diametrics will change its corporate name to reflect its focus on the construction and acquisition of biodiesel production facilities.

About M.A.G. Capital

M.A.G. Capital, LLC, through its managed funds, provides growth equity capital to small-cap and micro-cap public companies across a wide range of industries.

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The information included in this press release contains forward-looking statements. All statements that do not concern historical facts are forward-looking statements. These statements involve substantial known and unknown risks and uncertainties that could cause the actual results to differ materially from those described herein. Diametrics’ forward-looking statements are based on information currently available to it, and Diametrics undertakes no obligation to update or revise these statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

Press Contacts:  Nick Ragone (646) 935-4046 or David Allan (646) 935-4070

Ketchum, New York, for Diametrics Medical, Inc.

nick.ragone@ketchum.com or david.allan@ketchum.com

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